UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 27, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of a Material Definitive Agreement

At its meeting on October 27, 2005, Delta’s Board of Directors unanimously agreed that members of the Board should participate in the Company’s cost reduction efforts. Accordingly, effective November 1, 2005, the Board of Directors reduced its compensation as follows:

•	Annual Retainer. Reduced the annual retainer for non-employee directors from $25,000 to $20,000 (a 20% reduction).

•
Chairman of the Board Retainer. Reduced the annual retainer paid to the non-executive Chairman of the Board from $150,000 to $112,500 (a 25% reduction). This reduction was made at the request of the non-executive Chairman of the Board. It is equivalent to the previously announced percentage reduction in the base salary of Delta’s Chief Executive Officer, which will also become effective November 1, 2005.

•	Deferred Annual Payment. Eliminated the annual $6,300 deferred payment for non-employee directors who joined the Board after October 24, 1996.

•	Stock Grant to New Directors. Eliminated the one-time grant of $10,000 of Delta common stock to a new director upon his or her initial election to the Board.

•
Non-Employee Directors’ Stock Option Plan. Terminated the Delta Non-employee Directors’ Stock Option Plan under which non-employee directors were eligible to receive grants of non-qualified stock options.

•
Directors’ Deferred Compensation Plan. Terminated the Directors’ Deferred Compensation Plan, which permitted non-employee directors to defer receipt of all or a portion of their cash fees for services as a director.

•
Non-employee Directors’ Stock Plan. Terminated the Non-employee Directors’ Stock Plan, which permitted directors to receive all or a portion of their cash fees for services as a director in shares of Delta’s Common Stock at current market prices.

The Board of Directors also eliminated the annual retainer paid to former members of the Board who were elected Advisory Directors upon the completion of their service as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: October 28, 2005	Leslie P. Klemperer Secretary